EXHIBIT 99.1 PRESS RELEASE DATED SEPTEMBER 15, 2004



FROM:     Simon R. C. Wadsworth

SUBJECT: Mid-America Apartment Communities Broadens 2004 Guidance: Property Transactions and Storm Damage Impact Forecast for Balance of Year

DATE:     September 15, 2004


Memphis, TN, Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it is revising its forecast of FFO for 2004 and for the 3rd and 4th quarters as a result of anticipated 4th quarter property transactions and storm damage. The company anticipates substantial gains from asset sales, and forecast FFO per share/operating unit for 2004 is now expected to range $2.92 to $2.98 as compared to prior range of $2.94 to $2.96.

The Company does not currently anticipate any significant damage from Hurricane Ivan as it does not own coastal properties in the hurricane's projected path. Mid-America's properties in Florida, including its property in Panama City, are forecast to be outside the main path of the storm.

The Company experienced some damage at several of its properties from prior storms, and on a preliminary basis estimates losses impacting FFO of 1 to 2 cents per share, most of which will fall in the 3rd quarter. The losses are attributable primarily to clean-up and losses not covered by the company's insurance program.

Mid-America anticipates the acquisition of three high quality properties totaling 964 apartments in the 4th quarter for a total of $23.5 million in cash plus the assumption of $51.1 million of debt. The properties are located in South Florida, Austin, and Houston. The blended initial cap rate, after an implied charge of 4% management fee and $350 per unit reserves, is forecast to be 6.6% and the transaction is expected to be immediately accretive to AFFO.

Mid-America also announced that it anticipates the sale of two properties in October from which it will report net gains totaling $8 million. Island Retreat, a 112-unit property in St Simon's Island, GA, is under contract for $10.5 million. The Company's joint venture with Crow Holdings, in which it has a 1/3 interest, also expects to sell one of its assets at a substantial gain. Cap rates for the asset sales are 5.5% and 5.3% respectively. The Company expects to receive cash (net of loan pay-offs) of $11.7 million from these transactions and together with funds from its direct stock purchase program and its credit facilities will be used to fund the acquisitions. Deferred financing and related costs attributable to these sales of just over $100,000 will be charged to FFO in the 4th quarter.

As a result, the Company is broadening the range of forecast FFO per share/operating unit for 2004 to $2.92 - $2.98 from $2.94 - $2.96. The new forecast for the 3rd quarter is now 66 - 68 cents, and for the 4th quarter to 76
- 79 cents.


MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 36,952 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange
Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.